Exhibit 99.3

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION OR QUALIFICATION THEREFROM.

WARRANT NO. R-1	June 4, 2010

WARRANT TO PURCHASE
2,400,000 SHARES OF COMMON STOCK OF ENER1, INC.
__________________________________

  FOR VALUE RECEIVED, ENER1 GROUP, INC. (the "COMPANY"), hereby certifies that JSC VTB BANK (the "HOLDER") is entitled to purchase, on the terms and subject to the conditions contained herein, TWO MILLION FOUR HUNDRED THOUSAND (2,400,000) shares (the "WARRANT SHARES") of the common stock of Ener1, Inc. (the "ISSUER"), par value $0.01 per share ("COMMON STOCK"), at the exercise price of $5.60 per Warrant Share (the "WARRANT PURCHASE PRICE") at any time and from time to time during the Exercise Period (as such term is defined below).  The number of Warrant Shares and the Warrant Purchase Price shall be subject to adjustment as set forth in SECTION 3.

  This Warrant (this "WARRANT") is the "Share Warrant Instrument" evidencing the “Share Warrants” referred to in, and is being issued in connection with the consummation of the transactions contemplated by, that certain Facility Agreement, dated as of the date hereof (as amended, supplemented, modified, renewed or extended, from time to time in accordance with the provisions thereof, the "FACILITY AGREEMENT"), by and among Company and JSC VTB Bank, as lender, and is subject to the following terms and conditions:

1.   DEFINITIONS.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Facility Agreement.  In addition, for the purposes of this Warrant, the following terms shall have the respective meanings set forth below:

  "APPLICABLE LAW" means all provisions of statutes, rules and regulations, interpretations and orders of any Governmental Authority applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party including applicable federal, state and local laws and regulations thereunder.

  "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Moscow and New York.

  “CASH SETTLEMENT AMOUNT” means the difference (per share), if positive, between (a) the closing sales price on such day on NASDAQ or the principal stock exchange on which the Common Stock is then listed or admitted to or trading on, as applicable, on the trading day immediately preceding the date of the applicable Exercise Notice and (b) the Warrant Purchase Price.

  "COMMON STOCK" has the meaning set forth in the preamble of this Warrant.

  "COMPANY" has the meaning set forth in the preamble of this Warrant.

  "CONVERTIBLE SECURITIES" means, with respect to any Person, any securities or other obligations issued or issuable by such Person or any other Person that are exercisable or exchangeable for, or convertible into, any Equity Interests of the Issuer.

  "CURRENT MARKET PRICE" per share of Common Stock means, as of any specified date on which the Common Stock is publicly traded, the average of the daily market prices of the Common Stock over the twenty (20) consecutive trading days immediately preceding (and not including) such date.  The ‘daily market price’ for each such trading day shall be (i) the closing sales price on such day on NASDAQ or the principal stock exchange on which the Common Stock is then listed or admitted to trading or on, as applicable, (ii) if no sale takes place on such day on any such exchange or system, the average of the closing bid and asked prices, regular way, on such day for the Common Stock as officially quoted on any such exchange or system, (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange or system, the last reported sale price, regular way, on such day for the Common Stock, or if no sale takes place on such day, the average of the closing bid and asked prices for the Common Stock on such day, as reported by NASDAQ or the National Quotation Bureau, or (iv) if the Common Stock is not then listed or admitted to trading on any securities exchange and if no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in New York City customarily published on each Business Day.  If the daily market price cannot be determined for the twenty (20) consecutive trading days immediately preceding such date in the manner specified in the foregoing sentence, then the Common Stock shall not be deemed to be publicly traded as of such date.

  "DESIGNATED OFFICE" has the meaning set forth in SECTION 2.1.

  "DILUTIVE ISSUANCE" has the meaning set forth in SECTION 3.9.

  "DISTRIBUTION" has the meaning set forth in SECTION 3.3.

  "DISTRIBUTION AMOUNT" has the meaning set forth in SECTION 3.3.

  "DOJ" has the meaning set forth in SECTION 2.4.

  "EQUITY INTERESTS" means, with respect to any Person, (i) if such Person is a corporation, any and all shares of capital stock, participations in profits or other equivalents (however designated) or other equity interests of such Person, including any preferred stock of such Person, (ii) if such Person is a limited liability company, any and all membership interests, or (iii) if such Person is a partnership or other entity, any and all partnership or entity interests or other units.

  "EQUITY RIGHTS" means any warrants, options or other rights to subscribe for or purchase, or obligations to issue, any Equity Interests of the Issuer, or any Convertible Securities, or any stock appreciation rights, including any options or similar rights issued or issuable under any employee stock option plan, pension plan or other employee benefit plan of the Issuer.

  "EXCLUDED SHARES" means Common Stock, Equity Rights or Convertible Securities issued in any of the transactions described in SECTIONS 3.1, 3.2, 3.3 or 3.5 relating to this Warrant or any securities issued in connection with the exercise hereof.

  "EXERCISE NOTICE" has the meaning set forth in SECTION 2.1.

  "EXERCISE PERIOD" means the period commencing on the Issuance Date and ending on (and including) the Expiration Date.

  "EXPIRATION DATE" means the date falling 48 months after the Utilisation Date.

  "FAIR MARKET VALUE" per share of Common Stock as of any specified date means (i) if the Common Stock is publicly traded on such date, the Current Market Price per share, or (ii) if the Common Stock is not publicly traded (or deemed not to be publicly traded) on such date, the fair market value per share of Common Stock as determined in good faith by the Board of Directors of the Company and set forth in a written notice to the Holder, subject to the Holder’s right to dispute such determination under SECTION 3.8(E).

  "FTC" has the meaning set forth in SECTION 2.4.

  "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any municipality and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.  Without limiting the generality of the foregoing, with respect to the United States, a "Governmental Authority" shall include any United States federal, state, county, municipal or other local governmental, judicial or regulatory authority, agency, arbitration board, body, commission, instrumentality, court or quasi-governmental authority or tribunal..

  "HOLDER" has the meaning set forth in the preamble of this Warrant.

  "HSR ACT" has the meaning set forth in SECTION 2.4.

  "ISSUANCE DATE" means June 4, 2010.

  "ISSUER" has the meaning set forth in the preamble of this Warrant.

  "LIEN" means a pledge, assignment, lien, charge, mortgage, encumbrance or other security interest obtained with respect to any present or future assets, property, contract rights or revenues in order to secure the payment of indebtedness of the party referred to in the context in which the term is used.

  "NASDAQ" means the Nasdaq Stock Market or any successor reporting system thereof.

  "OTHER PROPERTY" has the meaning set forth in SECTION 3.5.

  "PERSON" means any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

  "REFERENCE PRICE" means, as of any time, the higher of (i) the Warrant Purchase Price in effect as of such time, and (ii) the Fair Market Value per share of Common Stock in effect at such time.

  "SECURITIES ACT" means the Securities Act of 1933, as amended.

  "WARRANT" means this Warrant, any amendment of this Warrant, and any warrants issued upon transfer, division or combination of, or in substitution for, this Warrant or any other such warrant.  All such Warrants shall at all times be identical as to terms and conditions and date, except as to the number of Warrant Shares for which they may be exercised.

  "WARRANT PURCHASE PRICE" has the meaning set forth in the preamble of this Warrant (as adjusted in accordance with the terms of this Warrant).

  "WARRANT SHARES" has the meaning set forth in the preamble of this Warrant.

2.    EXERCISE;

2.1.   EXERCISE; DELIVERY OF CERTIFICATES; CASH SETTLEMENT.  Subject to the provisions of SECTION 2.4, this Warrant may be exercised, in whole or in part, at the option of the Holder, at any time and from time to time during the Exercise Period, by (a) Holder delivering to the Company at its principal executive office (the "DESIGNATED OFFICE") (i) a notice of exercise, in substantially the form of EXHIBIT 1 attached hereto (the "EXERCISE NOTICE"), duly completed and signed by the Holder, and (ii) this Warrant, and (b) either (at Holder’s election (in its sole discretion)) (i) Holder paying the Warrant Purchase Price pursuant to SECTION 2.2 for the number of Warrant Shares proposed to be purchased in the Exercise Notice and designated for “Physical Settlement” in such Exercise Notice or (ii) Company paying to Holder the Cash Settlement Amount pursuant to SECTION 2.2 for the number of Warrant Shares proposed to be purchased in the Exercise Notice and designated for “Cash Settlement” in such Exercise Notice.  Subject to the provisions of SECTION 2.4, the Warrant Shares being purchased under this Warrant designated (at Holder’s option) for “Physical Settlement” in any Exercise Notice will be deemed to have been issued to the Holder, as the record owner of such Warrant Shares, as of the close of business on the date on which payment therefor is made by the Holder pursuant to SECTION 2.2.  Stock certificates representing the Warrant Shares designated (at the Holder’s option) for “Physical Settlement” in any Exercise Notice so purchased shall be delivered to the Holder, or, if requested by the Holder (in its sole discretion) in the applicable Exercise Notice with respect to any of the Warrant Shares designated for “Physical Settlement” therein, transmitted by the Issuer’s transfer agent to the Holder (or, subject to compliance with Applicable Laws, such other name as designated by the Holder) by crediting the account of Holder (or, subject to compliance with Applicable Laws, such other name as designated by the Holder) through the Depository Trust Company’s Deposit Withdrawal Agent Commission system, in either case, within three (3) Business Days after this Warrant has been exercised (or, if applicable, immediately after the conditions set forth in SECTION 2.4 have been satisfied).  Payment of the Cash Settlement Amount with respect to any Warrant Shares designated (at the Holder’s option) for “Cash Settlement” in any Exercise Notice shall be made pursuant to SECTION 2.2 to the Holder within seven (7) Business Days after this Warrant has been exercised.  Each stock certificate representing Warrant Shares purchased pursuant to this Warrant shall be registered in the name of the Holder or, subject to compliance with Applicable Laws, such other name as designated by the Holder.  In the case of a purchase of less than all of the Warrant Shares issuable upon exercise of this Warrant (whether by cash settlement or physical settlement), the Company shall cancel this Warrant and, within three (3) Business Days after this Warrant has been surrendered, and execute and deliver to the Holder a new Warrant of like tenor for the number of unexercised Warrant Shares; PROVIDED HOWEVER, that, with respect to any such surrender in which “Cash Settlement” of Warrant Shares has been requested, such period shall be seven (7) Business Days after this Warrant has been surrendered.

2.2.   PAYMENT OF WARRANT PURCHASE PRICE; PAYMENT OF CASH SETTLEMENT AMOUNT.   Payment of the Warrant Purchase Price for Warrant Shares designated for “Physical Settlement” in any Exercise Notice shall be made, at the option of the Holder, by (i) check from the Holder, (ii) wire transfer, (iii) instructing the Company to withhold a number of Warrant Shares then deliverable upon exercise of this Warrant with respect to which the excess, if any, of the Fair Market Value over the Warrant Purchase Price for such withheld Warrant Shares is at least equal to the Warrant Purchase Price for the Warrant Shares being purchased, (iv) surrendering to the Company of shares of Common Stock previously acquired by the Holder with a Fair Market Value equal to the Warrant Purchase Price for the Warrant Shares then being purchased, or (v) any combination of the foregoing; PROVIDED HOWEVER that, notwithstanding any provision hereof to the contrary, if an Event of Default has occurred and is continuing and/or at any time during a Collateral Coverage Breach, at the option of the Holder (in its sole discretion) payment may be made by deposit of the Warrant Purchase Price directly into the Collateral Account (and such payment shall remain in the Collateral Account until the release of such amounts may be released in accordance with Section 19.6 of the Facility Agreement).  Payment of the Cash Settlement Amount for Warrant Shares designated for “Cash Settlement” in any Exercise Notice shall be made by wire transfer of immediately available funds as directed in the applicable Exercise Notice.

2.3.   NO FRACTIONAL SHARES. The Company shall not be required to deliver fractional shares of Common Stock upon the exercise of this Warrant.  If any fraction of a share of Common Stock would, except for the provisions of this paragraph, be deliverable on the exercise of this Warrant (or specified portion thereof), the Company shall pay to the Holder an amount in cash calculated by it to be equal to the then Fair Market Value per share of Common Stock multiplied by such fraction computed to the nearest whole cent.

2.4.   ANTITRUST NOTIFICATION.  If the Holder determines, in its sole judgment upon the advice of counsel, that an exercise of this Warrant pursuant to the terms hereof is subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Holder shall notify the Company and the Issuer, and the Company and the Holder shall (and the Company shall cause the Issuer to), prior to the payment of the Warrant Purchase Price, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required in connection with the exercise of this Warrant, and any supplemental information required in connection therewith, pursuant to the HSR Act.  Any information required to be provided by or with respect to the Company or the Issuer shall be provided by the Company (or the Company shall cause the Issuer to provide such information) within seven (7) Business Days after receiving notification from the Holder of the applicability of the HSR Act.  Any such notification, report form and supplemental information will be in full compliance with the requirements of the HSR Act.  The Company will furnish (and will cause the Issuer to furnish) to the Holder such necessary information and such assistance as the Holder may reasonably request in connection with the preparation of any filing or submission which is necessary under the HSR Act.

The Company shall (and shall cause the Issuer to) respond promptly after receiving any inquiries or requests for additional information from the FTC or the DOJ (and in no event more than five (5) Business Days after receipt of such inquiry or request).  The Company shall (and shall cause the Issuer to) keep the Holder apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ, and shall respond promptly to any such inquiries or requests.  The Company shall bear all filing or other fees required to be paid by the Company, the Issuer and/or the Holder (or the "ultimate parent entity" of the Holder, if any) under the HSR Act or any other Applicable Law and the Company shall bear all costs and expenses (including, without limitation, attorneys’ fees) incurred by the Company, the Issuer and/or the Holder (or the "ultimate parent entity" of the Holder, if any) in connection with the preparation of such filings, responses to inquiries or requests and compliance with the HSR Act and other Applicable Laws.  In the event that this SECTION 2.4 is applicable to any exercise of this Warrant, the purchase of the Warrant Shares subject to the Exercise Notice and designated for “Physical Settlement” therein, and the payment of the Warrant Purchase Price, will be subject to the expiration or earlier termination of the waiting period under the HSR Act.

3.   ADJUSTMENTS TO THE NUMBER OF WARRANT SHARES AND TO THE WARRANT PURCHASE PRICE.  The number of Warrant Shares for which this Warrant is exercisable and the Warrant Purchase Price shall be subject to adjustment from time to time as set forth in this SECTION 3.

3.1.   STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. If at any time the Issuer:

(a)   pays a dividend or other distribution on its Common Stock in shares of Common Stock or shares of any other class or series of Capital Stock;

(b)   subdivides its outstanding shares of Common Stock (by stock split, reclassification or otherwise) into a larger number of shares of Common Stock; or

(c)   combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior to the record date for such dividend or distribution or the effective date of such subdivision or combination shall be adjusted so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant the kind and number of shares of Common Stock that the Holder would have owned or have been entitled to receive immediately after such record date or effective date had this Warrant been exercised immediately prior to such record date or effective date.  Any adjustment made pursuant to this SECTION 3.1 shall become effective immediately after the effective date of such event, but be retroactive to the record date, if any, for such event.

Upon any adjustment of the number of Warrant Shares purchasable upon the exercise of this Warrant as herein provided, the Warrant Purchase Price per share shall be adjusted by multiplying the Warrant Purchase Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of this Warrant immediately prior to such adjustment and the denominator of which shall be the number of Warrant Shares so purchasable immediately thereafter.

3.2.   RIGHTS; OPTIONS; WARRANTS.  If, at any time after the Issuance Date, the Issuer issues (without payment of any consideration) to all holders of outstanding Common Stock any rights, options or warrants to subscribe for or purchase shares of Common Stock or securities convertible into or exchangeable for Common Stock, then the Holder shall be entitled to receive upon exercise of this Warrant the kind and number of such rights, options, warrants or securities as if this Warrant had been exercised immediately prior to the record date for such issuance.

3.3.   DISTRIBUTION OF ASSETS OR SECURITIES.  If at any time the Issuer makes a distribution (other than a distribution covered by SECTION 3.1 or 3.2) to its shareholders of any asset, including cash or securities (such distribution, a "DISTRIBUTION", and the total of the cash, assets or securities so distributed, the "DISTRIBUTION AMOUNT"), then, the Warrant Purchase Price shall be adjusted and shall be equal to the Warrant Purchase Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such Distribution, multiplied by a fraction (which shall not be less than zero), the numerator of which shall be the Fair Market Value per share of Common Stock on the date fixed for such determination, less the amount of cash, the then-fair market value of the portion of the assets, or the fair market value of the portion of the securities, as the case may be (as determined in good faith by the Board of Directors of the Company, subject to the Holder’s rights under SECTION 3.8(E)), so distributed applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of Common Stock.  Such adjustment to the Warrant Purchase Price shall become effective immediately prior to the opening of business on the day immediately following the date fixed for the determination of shareholders entitled to receive such Distribution.  Upon any adjustment to the Warrant Purchase Price as provided for in this SECTION 3.3(ii), the number of Warrant Shares issuable upon the exercise of this Warrant shall also be adjusted and shall be equal to the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Warrant Purchase Price in effect immediately prior to such adjustment and the denominator of which is the Warrant Purchase Price as so adjusted.

3.4.   ISSUANCE OF EQUITY SECURITIES AT LESS THAN FAIR MARKET VALUE OR WARRANT PURCHASE PRICE.

(a)   If, at any time after the Issuance Date, the Issuer shall issue or sell (or, in accordance with SECTION 3.4(b), shall be deemed to have issued or sold) shares of Common Stock, Equity Rights or Convertible Securities representing the right to subscribe for or purchase shares of Common Stock (other than any Excluded Shares) at a price per share of Common Stock that is lower than the Reference Price in effect immediately prior to such sale and issuance, then the Warrant Purchase Price shall be adjusted so that it shall equal the price determined by multiplying the Warrant Purchase Price in effect immediately prior thereto by a fraction, the numerator of which shall be an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such sale and issuance plus (B) the number of shares of Common Stock which the aggregate consideration received by the Issuer (and in the case of adjustments triggered in full or in part by the issuance of Equity Rights or Convertible Securities, the aggregate consideration deemed received in respect of such issuance determined as provided in SECTION 3.4(b) below) for such sale or issuance would purchase at such Reference Price per share, and the denominator of which shall be the total number of shares of Common Stock outstanding (and in the case of adjustments triggered in full or in part by the issuance of Equity Rights or Convertible Securities, the number of shares of Common Stock deemed to be outstanding as a result of such issuance determined as provided in SECTION 3.4(b) below) immediately after such sale or issuance.

Adjustments shall be made successively whenever such an issuance is made. Upon any adjustment in the Warrant Purchase Price as provided in this SECTION 3.4(a), the number of shares of Common Stock purchasable upon the exercise of this Warrant shall also be adjusted and shall be that number determined by multiplying the number of Warrant Shares issuable upon exercise immediately prior to such adjustment by a fraction, the numerator of which is the Warrant Purchase Price in effect immediately prior to such adjustment and the denominator of which is the Warrant Purchase Price as so adjusted.

(b)   For the purpose of determining the adjusted Warrant Purchase Price under SECTION 3.4(a), the following shall be applicable:

(i)   If the Issuer in any manner issues or grants any Equity Rights (including Equity Rights to acquire Convertible Securities), and the price per share for which shares of Common Stock are issuable upon the exercise of such Equity Rights or upon conversion or exchange of such Convertible Securities is less than the Reference Price determined as of the date of such issuance or grant of such Equity Rights, then the total maximum number of shares of Common Stock issuable upon the exercise of such Equity Rights (or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Equity Rights) shall be deemed to be outstanding and to have been issued and sold by the Issuer for such lower price per share.  For purposes of this paragraph, the price per share for which shares of Common Stock are issuable upon exercise of Equity Rights or upon conversion or exchange of Convertible Securities issuable upon exercise of Equity Rights shall be determined by dividing (A) the total amount, if any, received or receivable by the Issuer as consideration for the issuing or granting of such Equity Rights, plus the minimum aggregate amount of additional consideration payable to the Issuer upon the exercise of all such Equity Rights, plus in the case of such Equity Rights which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Issuer upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon exercise of such Equity Rights or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Equity Rights.

(ii)   If the Issuer in any manner issues or grants any Convertible Securities having an exercise or conversion or exchange price per share which is less than the Reference Price determined as of the date of issuance or sale, then the maximum number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Issuer for such lower price per share.  or purposes of this paragraph, the price per share for which shares of Common Stock are issuable upon conversion or exchange of Convertible Securities is determined by dividing (A) the total amount received by the Issuer as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Issuer upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.

(iii)   If the purchase price provided for in any Equity Rights, the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for shares of Common Stock decreases at any time, or if the number of shares of Common Stock issuable upon the exercise, issuance, conversion or exchange of any Equity Rights or Convertible Securities increases at any time, then the Warrant Purchase Price in effect at the time of such decrease (or increase) shall be readjusted to the Warrant Purchase Price which would have been in effect at such time had such Equity Rights or Convertible Securities still outstanding provided for such decreased purchase price, additional consideration, changed conversion rate or increased shares, as the case may be, at the time initially granted, issued or sold and the number of Warrant Shares shall be correspondingly readjusted, by taking the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Warrant Purchase Price in effect immediately prior to such adjustment and the denominator of which is the Warrant Purchase Price as so adjusted.

(iv)   If at any time the Issuer sells and issues shares of Common Stock or Equity Rights or Convertible Securities containing the right to subscribe for or purchase shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share of Common Stock" and the "consideration received by the Issuer" for purposes of the preceding paragraphs of this SECTION 3.4, the Board of Directors of the Company shall determine, in good faith, the fair market value of property, subject to the Holder’s rights under SECTION 3.8(E).

(v)   There shall be no adjustment of the Warrant Purchase Price in respect of the Common Stock pursuant to this SECTION 3.4 if the amount of such adjustment is less than $0.00001 per share of Common Stock; PROVIDED, HOWEVER, that any adjustments which by reason of this provision are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(c)   Notwithstanding the foregoing, the provisions of this Section 3.4 shall not apply to any such issuance or sale made (i) to BZinFin in connection with an exercise of the BZinFin Conversion Rights or (ii) pursuant to and in accordance with stock option plans or other benefit plans of the Issuer for management or employees of the Issuer.

3.5.   REORGANIZATION, RECLASSIFICATION, MERGER, CONSOLIDATION OR DISPOSITION OF ASSETS.  If at any time the Issuer reorganizes its capital, reclassifies its capital stock, consolidates, merges or combines with or into another Person (where the Issuer is not the surviving corporation or where there is any change whatsoever in, or distribution with respect to, the outstanding Common Stock), or the Issuer sells, transfers or otherwise disposes of all or substantially all of its property, assets or business to another Person, other than in a transaction provided for in SECTION 3.1, 3.2, 3.3, 3.4 or 3.6, and, pursuant to the terms of such reorganization, reclassification, consolidation, merger, combination, sale, transfer or other disposition of assets, (i) shares of common stock of the successor or acquiring Person or of the Issuer (if it is the surviving corporation) or (ii) any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring Person or the Issuer ("OTHER PROPERTY") are to be received by or distributed to the holders of Common Stock who are holders immediately prior to such transaction, then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the number of shares of Common Stock, common stock of the successor or acquiring Person, and/or Other Property which holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event would have owned or received immediately after and as a result of such event.  In such event, the aggregate Warrant Purchase Price otherwise payable for the Warrant Shares issuable upon exercise of this Warrant shall be allocated among such securities and Other Property in proportion to the respective fair market values of such securities and Other Property as determined in good faith by the Board of Directors of the Company, subject to the Holder’s rights under SECTION 3.8(e).

For purposes of this SECTION 3.5, "common stock of the successor or acquiring Person" shall include stock or other equity securities, or securities that are exercisable or exchangeable for or convertible into equity securities, of such corporation, or other securities if such Person is not a corporation, of any class that is not preferred as to dividends or assets over any other class of stock of such corporation or Person and that is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock.  The foregoing provisions of this SECTION 3.5 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers and other dispositions of assets.

3.6.   DISSOLUTION, TOTAL LIQUIDATION OR WINDING-UP.  If at any time there is a voluntary or involuntary dissolution, total liquidation or winding-up of the Issuer, other than as contemplated by SECTION 3.5, then the Company shall cause to be mailed (by registered or certified mail, return receipt requested, postage prepaid) to the Holder at the Holder’s address as shown on the Warrant register, at the earliest practicable time (and, in any event, not less than thirty (30) calendar days before any date set for definitive action) written notice of the date on which such dissolution, liquidation or winding-up shall take place, as the case may be.  Such notice shall also specify the date as of which the record holders of shares of Common Stock shall be entitled to exchange their shares for securities, money or other property deliverable upon such dissolution, liquidation or winding-up, as the case may be.  On such date, the Holder shall be entitled to receive upon surrender of this Warrant the cash or other property, less the Warrant Purchase Price for this Warrant then in effect, that the Holder would have been entitled to receive had this Warrant been exercised immediately prior to such dissolution, liquidation or winding-up.

3.7.   OTHER DILUTIVE EVENTS.  If any event occurs as to which the other provisions of this SECTION 3 are not strictly applicable but as to which the failure to make any adjustment would not protect the purchase rights represented by this Warrant in accordance with the intent and principles hereof then, in each such case, the Holder (or if the Warrant has been divided up, the Holders of Warrants exercisable for the purchase of more than fifty percent (50%) of the aggregate number of Warrant Shares then issuable upon exercise of all of the then exercisable Warrants) may appoint an independent investment bank or firm of independent public accountants which shall give its opinion as to the adjustment, if any, on a basis consistent with the intent and principles established herein, necessary to preserve the purchase rights represented by this Warrant (or such Warrants).  Upon receipt of such opinion, the Company will mail (by registered or certified mail, return receipt requested, postage prepaid) a copy thereof to the Holder within three (3) Business Days and shall make the adjustments described therein.  The fees and expenses of such investment bank or independent public accountants shall be borne by the Company.

3.8.   OTHER PROVISIONS APPLICABLE TO ADJUSTMENTS UNDER THIS SECTION. The following provisions shall be applicable to the adjustments provided for pursuant to this SECTION 3:

(a)   WHEN ADJUSTMENTS TO BE MADE. The adjustments required by this SECTION 3 shall be made whenever and as often as any specified event requiring such an adjustment shall occur.  For the purpose of any such adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(b)   RECORD DATE.  If the Issuer fixes a record date of the holders of Common Stock for the purpose of entitling them to (i) receive a dividend or other distribution payable in shares of Common Stock or in shares of any other class or series of capital stock or securities convertible into or exchangeable for Common Stock or shares of any other class or series of capital stock or (ii) subscribe for or purchase shares of Common Stock or such other shares or securities, then all references in this SECTION 3 to the date of the issuance or sale of such shares of Common Stock or such other shares or securities shall be deemed to be references to that record date.

(c)   WHEN ADJUSTMENT NOT REQUIRED.  If the Issuer fixes a record date of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights to which the provisions of SECTION 3.1 would apply, but shall, thereafter and before the distribution to shareholders, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(d)   NOTICE OF ADJUSTMENTS.  Whenever the number of shares of Common Stock for which this Warrant is exercisable or the Warrant Purchase Price shall be adjusted or recalculated pursuant to this SECTION 3, the Company shall immediately prepare a certificate to be executed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment or recalculation and the method by which such adjustment or recalculation was calculated, specifying the number of shares of Common Stock for which this Warrant is exercisable and (if such adjustment was made pursuant to SECTION 3.5) describing the number and kind of any other shares of stock or Other Property for which this Warrant is exercisable, and any related change in the Warrant Purchase Price, after giving effect to such adjustment, recalculation or change.  The Company shall mail (by registered or certified mail, return receipt requested, postage prepaid) a signed copy of the certificate to be delivered to the Holder within three (3) Business Days of the event which caused the adjustment or recalculation.  The Company shall keep at the Designated Office copies of all such certificates and cause them to be available for inspection at the Designated Office during normal business hours by the Holder or any prospective transferee of this Warrant designated by the Holder.

(e)   CHALLENGE TO GOOD FAITH DETERMINATION. Whenever the Board of Directors of the Company is required to make a determination in good faith of the fair market value of any item under this Warrant, or any item that may affect the value of this Warrant, that determination may be challenged or disputed by the Holder (or if the Warrant has been divided up, the Holders of Warrants exercisable for more than fifty percent (50%) of the aggregate number of Warrant Shares then issuable upon exercise of all of the then exercisable Warrants), and any such challenge or dispute shall be resolved promptly, but in no event in more than thirty (30) days, by an investment banking firm of recognized national standing or one of the four (4) largest national accounting firms agreed upon by the Company and the Holders and whose decision shall be binding on the Company and the Holders.  If the Company and the Holders cannot agree on a mutually acceptable investment bank or accounting firm, then the Holders, jointly, and the Company shall within five (5) Business Days each choose one investment bank or accounting firm and the respective chosen firms shall within five (5) Business Days jointly select a third investment bank or accounting firm, which shall make the determination promptly, but in no event in more than thirty (30) days, and such determination shall be binding upon all parties thereto.  The Company shall bear all costs in connection with such determination, including without limitation, fees of the investment bank(s) or accounting firm(s).

(f)   INDEPENDENT APPLICATION.  Except as otherwise provided herein, all subsections of this SECTION 3 are intended to operate independently of one another (but without duplication).  If an event occurs that requires the application of more than one subsection, all applicable subsections shall be given independent effect without duplication.

4.   MISCELLANEOUS.

4.1.   RESTRICTIVE LEGEND.  This Warrant, any Warrant issued upon transfer of this Warrant and, unless registered under the Securities Act, any Warrant Shares delivered upon exercise of this Warrant or any portion thereof shall be imprinted with the following legend, in addition to any legend required under applicable state securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION OR QUALIFICATION THEREFROM.

The legend shall be appropriately modified upon issuance of certificates for shares of Common Stock.

Upon request of the holder of a Common Stock certificate, the Company shall cause the Issuer to issue and deliver to that holder a new certificate free of the foregoing legend, if, with such request, such holder provides the Company with an opinion of counsel to the effect that the securities evidenced by such certificate may be sold without restriction under Rule 144 (or any other rule permitting resales of securities without restriction) promulgated under the Securities Act.

4.2.   HOLDER ENTITLED TO BENEFITS. This Warrant is the "Share Warrant" referred to in the Facility Agreement.  The Holder is entitled to certain rights, benefits and privileges with respect to this Warrant and the Warrant Shares pursuant to the terms of this Warrant and the Facility Agreement.

4.3.   OTHER COVENANTS.  The Company covenants and agrees that, as long as this Warrant remains outstanding or any Warrant Shares are deliverable with respect to this Warrant, the Company will perform (or cause the Issuer to perform) all of the following covenants for the express benefit of the Holder:  (a) the Warrant Shares shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock; (b) the Holder shall, upon the exercise hereof in accordance with the terms hereof, receive good and marketable title to the Warrant Shares, free and clear of all voting and other trust arrangements to which the Company or the Issuer is a party or by which it is bound, preemptive rights of any shareholder, liens, encumbrances, equities and claims whatsoever, including, but not limited to, all Taxes, Liens and other charges with respect to the issuance thereof; (c) at all times prior to the Expiration Date, the Company shall own a sufficient number of authorized but unissued shares of Common Stock, or other securities or property for which this Warrant may then be exercisable, to permit this Warrant (or if this Warrant has been divided, all outstanding Warrants) to be exercised in full; (d) the Company shall deliver to the Holder the information and reports received by the Company as a holder of the Issuer's common stock; and (e) the Company shall provide the Holder with written notice of all corporate actions of the Issuer, including, without limitation, prior written notice of any dividends in the same manner and to the same extent as the shareholders of the Issuer.

4.4.   ISSUE TAX.  The issuance, transfer and delivery of shares of Common Stock upon the exercise of this Warrant shall be made without charge to the Holder for any stamp, documentary, issue or similar tax in respect thereof.

4.5.   CLOSING OF BOOKS.  The Company will not, and will not permit the Issuer to, close their respective transfer books against the transfer of this Warrant or of any Warrant Shares in any manner which interferes with the timely exercise hereof.

4.6.   NO VOTING RIGHTS; LIMITATION OF LIABILITY. Except as expressly set forth in this Warrant, nothing contained in this Warrant shall be construed as conferring upon the Holder (a) the right to vote or to consent as a shareholder in respect of meetings of shareholders for the election of directors of the Issuer or any other matter, or (b) the right to receive dividends except as set forth in Section 3.  No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Warrant Purchase Price or as a shareholder of the Issuer, whether such liability is asserted by the Issuer, the Company or by their respective creditors.

4.7.   MODIFICATION AND WAIVER. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement is sought.

4.8.   NOTICES. All notices, requests, demands and other communications which are required or may be given under this Warrant shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon receipt, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	c/o Ener1, Inc., 1540 Broadway, Suite 25C New York, New York 10036 Attention: Anthony Castano Telecopier No: +1 212 920 3510

If to the initial Holder:	Federation Tower West, Presnenskaya emb., 12, 125047 Moscow, Russian Federation Attention: Boris Sergeev and Anton Gazizov Telecopier No: +7 (495) 589 2167

With a copy to:	Telecopier No: +7 (495) 956 3892 Attention: Vladislav Labzin and Dmitry Soloviev
or at such other address or addresses as the Holder or the Company, as the case may be, may specify by written notice given in accordance with this SECTION 4.8.

4.9.   SUCCESSORS AND ASSIGNS. The Company may not assign any of its rights, or delegate any of its obligations, under this Warrant without the prior written consent of the Holder (which consent may be withheld for any reason or no reason at all).  The Holder may make an Assignment of this Warrant, in whole or in part, at any time or from time to time, without the consent of the Company.  Each Assignment of this Warrant, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the Designated Office, together with appropriate instruments of assignment, duly completed and executed.  Upon such surrender, the Company shall, at its own expense, within three (3) Business Days of surrender, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees specified in such assignment and in the denominations specified therein and this Warrant shall promptly be canceled.  If any portion of this Warrant is not being assigned, the Company shall, at its own expense, within three (3) Business Days issue to the Holder a new Warrant evidencing the part not so assigned.  If the Holder makes an assignment of this Warrant to one or more Persons, any decisions that the Holder is entitled to make at any time hereunder shall be made by the Holders holding more than fifty percent (50%) of the aggregate number of Warrant Shares issuable upon exercise of all of the then exercisable Warrants.

In addition, the Holder may, without notice to or the consent of the Company, grant or sell participations to one or more participants in all or any part of its right, title and interest in and to this Warrant.

This Warrant shall be binding upon and inure to the benefit of the Company, the Holder and their respective successors and permitted assigns, and shall include, with respect to the Company, any Person succeeding the Company by merger, consolidation, combination or acquisition of all or substantially all of the Company’s assets, and in such case, except as expressly provided herein, all of the obligations of the Company hereunder shall survive such merger, consolidation, combination or acquisition.

4.10.   CONSTRUCTION AND INTERPRETATION. The headings of the paragraphs of this Warrant are for convenience of reference only and do not constitute a part of this Warrant and are not to be considered in construing or interpreting this Warrant.  No party, nor its counsel, shall be deemed the drafter of this Warrant for purposes of construing the provisions of this Warrant, and all provisions of this Warrant shall be construed in accordance with their fair meaning, and not strictly for or against any party.

4.11.   LOST WARRANT.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of the Warrant, the Company shall make and deliver to the Holder, within three (3) Business Days of receipt by the Company of such documentation, a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

4.12.   NO IMPAIRMENT.  The Company shall not, and shall not permit the Issuer to, by any action, including, without limitation, amending their respective charter documents or regulations or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist (and cause the Issuer to assist) in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment.  Without limiting the generality of the foregoing, the Company (i) will not (and will not permit the Issuer to) increase the par value (if any) of any shares of Common Stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) will (and will cause the Issuer to) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, free and clear of all liens, encumbrances, equities and claims, and (iii) will (and will cause the Issuer to) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

4.13.   NO IMPLIED WAIVER. Nothing in this Warrant, including any reference herein to an act or transaction, shall be construed as, or imply, a waiver of any provision of the Facility Agreement, including any prohibition therein against such an act or transaction.

4.14.   GOVERNING LAW.  THIS WARRANT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

4.15.   CONSENT TO JURISDICTION AND VENUE. ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO IT AT ITS ADDRESS GIVEN IN ACCORDANCE WITH SECTION 27 OF THE FACILITY AGREEMENT IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER IT IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT HOLDER RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.

4.16.   REMEDIES.  If the Company fails to perform, comply with or observe any covenant or agreement to be performed, complied with or observed by it under this Warrant, the Holder may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Warrant or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Warrant or to enforce any other legal or equitable right, or to take any one or more of such actions.  The Company hereby agrees that the Holder shall not be required or otherwise obligated to, and hereby waives any right to demand that the Holder, post any performance or other bond in connection with the enforcement of its rights and remedies hereunder.  The Company agrees to pay all fees, costs, and expenses, including, without limitation, fees and expenses of attorneys, accountants and other experts retained by the Holder, and all fees, costs and expenses of appeals, incurred or expended by the Holder in connection with the enforcement of this Warrant or the collection of any sums due hereunder, whether or not suit is commenced.  None of the rights, powers or remedies conferred under this Warrant shall be mutually exclusive, and each right, power or remedy shall be cumulative and in addition to any other right, power or remedy whether conferred by this Warrant or now or hereafter available at law, in equity, by statute or otherwise.

4.17.   ENTIRE AGREEMENT.  This Warrant constitutes the full and entire agreement and understanding between the Holder and the Company with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral, agreements and understandings relating to the subject matter hereof.

4.18.   WAIVER OF JURY TRIAL.  THE COMPANY HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF OR THE RELATIONSHIP THAT IS ESTABLISHED HEREBY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE COMPANY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE HOLDER TO ENTER INTO A BUSINESS RELATIONSHIP, THAT HOLDER HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THAT HOLDER WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS WITH THE COMPANY.  COMPANY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION AND EXECUTED BY COMPANY AND HOLDER), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and issued by its duly authorized representative on the date first written above.

ENER1 GROUP, INC.

By:	/s/
Name
Title

EXHIBIT 1

NOTICE OF EXERCISE]

TO:	ENER1 GROUP, INC. c/oEner1, Inc., 1540 Broadway, Suite 25C New York, New York 10036 Attention: Anthony Castano Telecopier No: +1 212 920 3510

The undersigned hereby irrevocably elects to purchase [Insert Number] shares of the Common Stock, $.01 par value per share, of Ener1, Inc. covered by the Warrant, dated as of June 4, 2010 according to the terms thereof and herewith makes payment of the Warrant Price of such shares in full by:  [To specify method of exercise pursuant to Section 2.2 of the Warrant]

[If physical settlement is selected by the Holder for any Warrant Shares include the following]  Physical Settlement:  Please deliver a certificate or certificates representing [___] shares of Common Stock in the name of the undersigned or in such other name as is specified below:

[_____________________]  [To insert name in which certificates are to be issued – if different from the undersigned]

[If physical settlement is selected by the Holder for any Warrant Shares -   insert IF Applicable:  Physical Settlement:  Please deliver [___] shares of Common Stock in the name of the undersigned or in such other name as is specified below by crediting the account specified below through the Depository Trust Company’s Deposit Withdrawal Agent Commission system:

 [_____________________]  [To insert name and relevant DTC DWAC information]]

[If cash settlement is selected by the Holder for any Warrant Shares include the following:  ]  Cash Settlement:  Please pay (by wire transfer in immediately available funds) the Cash Settlement Amount with respect to the exercise of the Warrant for [___] shares of Common Stock as specified below:

[_____________________]

Dated: [Insert Date]

[HOLDER]

By:
Name
Title